Exhibit 10.1

TAX RECEIVABLE AGREEMENT

between

Driven Brands Holdings Inc.,

the TRA Parties

and

TRA Party Representative

Dated as of January 16, 2021

TABLE OF CONTENTS

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of January 16, 2021, is hereby entered into by and among Driven Brands Holdings Inc., a Delaware corporation (the “Corporation”), the Persons listed on Schedule A, as amended from time to time (each, a “TRA Party”), and Driven Equity LLC, a Delaware limited liability company (“Driven Equity”), in its capacity as the TRA Party Representative.

RECITALS

WHEREAS, the TRA Parties hold unrestricted capital stock of the Corporation as of the date hereof;

WHEREAS, the Corporation files a consolidated U.S. federal income Tax Return and the Canadian Corporate Subsidiaries file Canadian Tax Returns;

WHEREAS, the Corporation and its Subsidiaries (collectively, the “Company Group”) will be entitled to utilize certain Tax assets that relate to periods (or portions thereof) ending on or prior to, or arrangements in existence on or prior to, the IPO, as well as certain tax deductions which arise in connection with the IPO;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO and IPO-Related Tax Assets on the liability for Taxes of the Company Group;

WHEREAS, the Pre-IPO and IPO-Related Tax Assets may reduce the reported liability for Taxes that the Company Group might otherwise be required to pay;

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Company Group may be affected by the Pre-IPO and IPO-Related Tax Assets, if any; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO and IPO-Related Tax Assets on the reported liability for Taxes of the Company Group.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual aggregate liability for U.S. and Canadian federal, state, local and provincial income Taxes of the Company Group using the same methods, elections, conventions and similar practices used on the Company Group’s actual Tax Returns and assuming a state, local, or provincial income tax rate equal to the Combined State Tax Rate or Combined Provincial Tax Rate, as applicable, for such Taxable Year.

“Advance Payments” is defined in Section 3.1(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble.

“Amended Schedule” is defined in Section 2.3(b).

“Attribute Schedule” is defined in Section 2.1.

“Bankruptcy Code” means Title 11 of the United States Code.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the Board of Directors of the Corporation.

“Business Day” means a day, other than Saturday, Sunday or other day on which banks located in New York City, New York are authorized or required by law to close.

“Canadian Basis Assets” means (a) the financing expenses, as of the IPO Date, that are deductible in computing the income of a Canadian Subsidiary under the Canadian Tax Act and (b) capital cost allowance that may be claimed by a Canadian Subsidiary, and the reduction of taxable gain attributable to existing tax cost, in respect of intangible assets (and not, for the avoidance of doubt, tangible assets) owned by a Canadian Subsidiary on the IPO Date.

“Canadian Corporate Subsidiary” means a Canadian Subsidiary that is a corporation incorporated under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary” means a Subsidiary of the Corporation organized under the laws of Canada or any province or territory thereof.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, in each case, as amended from time to time.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation and (y) Driven Equity or any of its Affiliates who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary of any Person, the ultimate parent thereof, or (y) the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent or are not converted or exchanged into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary of any Person, the ultimate parent thereof; or

(iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Provincial Tax Rate” means, with respect to any Taxable Year, the sum of the maximum effective rates of Tax imposed on the aggregate net income of a Canadian Corporate Subsidiary in any province in which the Canadian Corporate Subsidiary has a permanent establishment for such Taxable Year, with the maximum effective rate in any province being equal to the product of (i) the percentage of such income allocated to such province for such Taxable Year as indicated on the income Tax Return(s) of the Canadian Corporate Subsidiary and (ii) the maximum combined federal and provincial corporate Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Combined Provincial Tax Rate for a Taxable Year, if a Canadian Corporate Subsidiary solely files Tax Returns in Ontario and Alberta in a Taxable Year, if the maximum applicable corporate Tax rates in effect in such provinces in such Taxable Year are 11.5% and 10%, respectively, and the allocation of income among such provinces in such Taxable Year is 55% and 45% respectively, then the Combined Provincial Tax Rate for such Taxable Year is equal to 10.83% (i.e., 11.5% multiplied by 55% plus 10% multiplied by 45%).

“Combined State Tax Rate” means, with respect to any Taxable Year, the sum of the maximum effective rates of Tax imposed on the aggregate net income of the Company Group in each U.S. state or local jurisdiction in which a member of the Company Group files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the percentage of such income allocated to such U.S. state or local jurisdiction for such Taxable Year as indicated on the income or franchise Tax Returns of the Company Group and (ii) the maximum applicable corporate Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Combined State Tax Rate for a Taxable Year, if the Company Group solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45% respectively, then the Combined State Tax Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Company Group” is defined in the Recitals.

“Corporation” is defined in the Preamble.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Company Group, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” (a) in the case of any U.S. income Tax, shall have the meaning ascribed to such term in Section 1313(a) of the Code, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of a member of the Company Group to the amount of any assessed liability for Tax and (b) in the case of any Canadian income Tax, means a determination made by a Taxing Authority (including pursuant to a settlement) where all rights to object to or appeal from the determination (including any right to obtain relief under a competent authority or similar process) have been exhausted or have expired.

“Divestiture” means the sale of any Subsidiary of the Corporation, other than any such sale that (a) is, or is part of, a Change of Control or (b) is part of an internal reorganization (it being understood that if such internal reorganization utilizes any Pre-IPO and IPO-Related Tax Assets, a Tax Benefit Payment may be due, but no Divestiture Acceleration Payment shall be due).

“Divestiture Acceleration Payment” is defined in Section 3.1(d).

“Divestiture Effective Date” is defined in Section 3.1(e).

“Divestiture Schedule” is defined in Section 3.1(e).

“Driven Equity” is defined in the Preamble.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means a per annum rate of the lesser of (i) 6.5%, compounded annually, and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2.

“Expert” is defined in Section 7.11.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the overall aggregate liability for U.S. and Canadian federal, state, local and provincial income Taxes of the Company Group using the same methods, elections, conventions and similar practices used on the Company Group’s actual Tax Returns, and calculated assuming a state, provincial and local income tax rate equal to the Combined State Tax Rate or Combined Provincial Tax Rate, as applicable, for such Taxable Year, but without taking into account the use of Pre-IPO and IPO-Related Tax Assets, if any. Hypothetical Tax Liability shall be determined without taking into account the carryover of any Tax item or attribute (or portions thereof) that is available for use because of any Pre-IPO and IPO-Related Tax Asset.

“Independent Directors” means the members of the Board other than members of the Board that have been appointed or designated by a TRA Party or its Affiliates.

“Interest Amount” is defined in Section 3.1(b).

“IPO” means the initial public offering of common stock, par value $0.01 per share, of the Corporation pursuant to the Registration Statement.

“IPO Date” means the effective date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period; provided, however, that if at any time the Series 2019-3 Variable Funding Senior Secured Notes, Class A-1 issued by Driven Brands Funding LLC (together with any amendment, restatement, waiver, supplement, refinancing or other modification thereof, the “Discontinued Rate Debt Security”) discontinues the use of LIBOR in determining interest rates and applies an alternative benchmark rate, then, during any period, all references in this Agreement to LIBOR shall automatically and without further action by any party refer to the sum of (1) the alternative benchmark rate applied in such period under the Discontinued Rate Debt Security (the “Successor Benchmark”) and (2) the spread adjustment (which may be zero, negative or positive) applied to such Successor Benchmark under the Discontinued Rate Debt Security.

“Material Objection Notice” is defined in Section 4.2.

“Net Tax Benefit” is defined in Section 3.1(b).

“NOLs” means net operating loss carryforwards, capital loss carryforwards, non-capital losses, net capital losses and disallowed interest expense carryforwards under Section 163(j) of the Code, or comparable section of U.S. federal and Canadian federal and provincial tax law, for U.S. federal and Canadian federal and provincial income tax purposes (and not, for the avoidance of doubt, U.S. state and local income tax purposes).

“Non-Party Affiliates” is defined in Section 7.2.

“Objection Notice” is defined in Section 2.3(a).

“Ownership Percentage” means, in the case of any TRA Party as of any time of determination, the percentage set forth opposite such TRA Party’s name on Schedule A.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO Tax Assets” means (a) any Tax attribute of the Company Group first arising in a Taxable Year or portion thereof beginning after the IPO Date, which shall include the allocation of any Tax attributes arising in a Straddle Year as set forth in the definition of Pre-IPO and IPO-Related Tax Assets and shall exclude any Pre-IPO and IPO-Related Tax Assets and (b) any Tax attribute of any corporation or other entity acquired by the Company Group by purchase, merger, or otherwise (in each case, from a Person or Persons other than a member of Company Group and, in each case, whether or not such corporation or other entity survives) after the IPO Date that relates to periods (or portions thereof) ending on or prior to the date of such acquisition; provided that Post-IPO Tax Assets shall not include any NOL of the Company Group arising in a year following the IPO Date as a result of a Pre-IPO and IPO-Related Tax Asset not being fully utilized, provided, further, that Post-IPO Tax Assets shall not include tax basis in or other tax attributes arising from tangible assets.

“Pre-IPO and IPO-Related Tax Assets” means, in each case, as applied under U.S. and Canadian federal, state, local and provincial law:

(a) the U.S. Basis Assets;

(b) the Canadian Basis Assets;

(c) NOLs and Tax Credits of the Company Group as of the IPO Date;

(d) deductions in respect of the debt issuance costs associated with any indebtedness for borrowed money of the Company Group existing as of the IPO Date; and

(e) deductions in respect of IPO-related expenses of the Company Group;

provided, that (i) in order to determine whether any item described in clauses (a)-(c) is a Pre-IPO and IPO-Related Tax Asset or a Post-IPO Tax Asset, the Taxable Year of each member of the Company Group that includes the IPO Date (the “Straddle Year”) shall be deemed to end as of the end of the IPO Date, and, except as otherwise provided below, the Corporation and the TRA Party Representative shall, acting reasonably, together determine the amount of any such item arising in the Straddle Year, or any portion thereof, that is included in the amount of Pre-IPO and IPO-Related Tax Assets; and (ii) Pre-IPO and IPO-Related Tax Assets shall include any Pre-IPO and IPO-Related Tax Asset that becomes an NOL following the IPO Date as a result of such Pre-IPO and IPO-Related Tax Asset not being fully utilized in the year in which it arises.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.11.

“Reconciliation Procedures” means the reconciliation procedures as described in Section 7.11.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-251615) of the Corporation.

“Schedule” means any of the following: (i) the Attribute Schedule, (ii) a Tax Benefit Schedule, (iii) an Early Termination Schedule or (iv) a Divestiture Schedule.

“Senior Obligations” is defined in Section 5.1.

“Straddle Year” is defined in the definition of Pre-IPO and IPO-Related Assets.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.2(a).

“Tax Credit” means U.S. and Canadian federal, state, local and provincial and non-U.S. and non-Canadian tax credits that may be utilized to offset U.S. or Canadian federal, state, provincial or local income or alternative minimum Tax.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation (or, if the context otherwise requires, the applicable member of the Company Group) as defined in Section 441(b) of the Code or comparable section of U.S. and Canadian federal, state, local and provincial tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. and Canadian federal, state, local and provincial taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Parties” is defined in the Recitals.

“TRA Party Representative” means Driven Equity (or such successor TRA Party Representative appointed in accordance with Section 7.15(a)), acting in its capacity as the TRA Party Representative.

“Transferred Tax Attributes” means, in the event of a Divestiture, the Pre-IPO and IPO-Related Tax Assets attributable to the Subsidiary of the Corporation that is sold in such Divestiture to the extent such Pre-IPO and IPO-Related Tax Assets are transferred with such Subsidiary under applicable Tax law following the Divestiture (disregarding any limitation on the use of such Pre-IPO and IPO-Related Tax Assets as a result of the Divestiture) and do not remain under applicable Tax law with the Company Group (other than the Subsidiary that is sold in such Divestiture).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“U.S. Basis Assets” means U.S. federal, state and local amortization and depreciation deductions, and the reduction of taxable income and gain, attributable to existing tax basis in the intangible assets (and not, for the avoidance of doubt, tangible assets) owned by the Company Group on the IPO Date.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Company Group will have taxable income sufficient to fully utilize (i) the deductions arising from the Pre-IPO and IPO-Related Tax Assets during such Taxable Year or future Taxable Years in which such deductions would become available and (ii) any loss or credit carryovers that are Pre-IPO and IPO-Related Tax Assets available as of such Early Termination Date, (2) the U.S. and Canadian federal Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code or Canadian Tax Act, as applicable, as in effect on the Early Termination Date, (3) the Combined State Tax Rate or Combined Provincial Tax Rate, as applicable, that will be in effect for each such Taxable Year will be the Combined State Tax Rate or Combined Provincial Tax Rate for the last Taxable Year calculated under this Agreement prior to the Early Termination Date and (4) any non-amortizable assets will be disposed of on the later of the Early Termination Date or the fifteenth anniversary of the IPO Date in a fully taxable transaction for U.S. and Canadian federal, state, local and provincial income tax purposes; provided that, in the event of a Change of Control or Divestiture, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary).

“Withheld Amounts” is defined in Section 7.12.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Attribute Schedule. Following the IPO Date, at least sixty (60) calendar days prior to the later of the (i) filing of the U.S. federal income Tax Return of the Corporation for the Taxable Year that includes the IPO Date or (ii) the filing of all Canadian federal income Tax Returns of the Canadian Corporate Subsidiaries for the Taxable Year that includes the IPO Date, the Corporation shall deliver to the TRA Party Representative a schedule (the “Attribute Schedule”) that shows, in reasonable detail, the information necessary to perform the calculations required by this Agreement, including estimates of (i) projections of the yearly amount deductions generated by the Pre-IPO and IPO-Related Tax Assets to be received or utilized by the Company Group after the IPO Date and (ii) any applicable limitations on the use of the Pre-IPO and IPO-Related Tax Assets for Tax purposes (including under Section 382 of the Code).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the later of the (i) filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year or (ii) filing of all Canadian federal income Tax Returns of the Canadian Corporate Subsidiaries for the Taxable Years of the Canadian Corporate Subsidiaries that end in the same calendar year as such Taxable Year of the Corporation, the Corporation shall provide to the TRA Party Representative a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment with respect to each TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit or Realized Tax Detriment and, in each case, components thereof (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Pre-IPO and IPO-Related Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations (and any relevant provisions of the Canadian Tax Act, state, provincial or local tax law), as applicable, governing the use, limitation and expiration of carryovers and carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Pre-IPO and IPO-Related Tax Asset and another portion that is not, such respective portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to the TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), the Corporation shall also (x) deliver to the TRA Party

Representative schedules, valuation reports, if any, and work papers, as determined by the Corporation or requested by the TRA Party Representative, providing reasonable detail regarding the preparation of the Schedule and (y) allow the TRA Party Representative reasonable access at no cost to the appropriate representatives at the Company Group, as determined by the Corporation or requested by the TRA Party Representative, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporation delivers to the TRA Party Representative a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporation shall deliver to the TRA Party Representative (w) any applicable Tax Returns of the Company Group, (x) the reasonably detailed calculation by the Company Group of the applicable Hypothetical Tax Liability, (y) the reasonably detailed calculation by the Company Group of the applicable Actual Tax Liability and (z) any other work papers as determined by the Corporation or requested by the TRA Party Representative, provided that the Corporation shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. An applicable Schedule or Amended Schedule shall become final and binding on the Corporation and the TRA Party Representative thirty (30) calendar days after the TRA Party Representative receives the applicable Schedule or Amended Schedule unless the TRA Party Representative (i) within thirty (30) calendar days after receiving such Schedule or Amended Schedule, provides the Corporation with notice of a material objection to such Schedule or Amended Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of an Objection Notice within the period described in clause (i) above, in which case such Schedule or Amended Schedule becomes binding on the date the waiver is received by the Corporation. If the Corporation and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporation of an Objection Notice, the Corporation and the TRA Party Representative shall employ the Reconciliation Procedures, in which case such Schedule or Amended Schedule shall become final and binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

(b) Amended Schedule. A Schedule may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the TRA Party Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for a Taxable Year attributable to a carryforward of a loss or other tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for a Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Attribute Schedule shall be appropriately amended by the TRA Party Representative and the Corporation to the extent that, as a result of a Determination, the Company Group is required to calculate its Tax liability in a manner inconsistent with the Attribute Schedule. The Corporation shall provide an Amended Schedule, if any, to the TRA Party Representative within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the first sentence of this Section 2.3(b).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within ten (10) calendar days after a Tax Benefit Schedule delivered to the TRA Party Representative becomes final and binding in accordance with Section 2.3(a), the Corporation shall pay to each TRA Party for such Taxable Year an amount equal to the excess, if any, of (i) the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b) over (ii) the aggregate amount of Advance Payments previously made to such TRA Party under this Section 3.1(a) in respect of such Taxable Year. In addition, the Corporation may, at its sole election, make Advance Payments to the TRA Parties in respect of a Taxable Year; provided that, if the Corporation makes Advance Payments, it shall make Advance Payments to all TRA Parties in proportion to their respective amount of anticipated remaining payments under the Agreement (based on such TRA Party’s Ownership Percentage) in respect of such Taxable Year. Each such Tax Benefit Payment or such Advance Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporation or as otherwise agreed by the Corporation and such TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the portion of the Net Tax Benefit attributable to such TRA Party (based on such TRA Party’s Ownership Percentage) and the Interest Amount with respect thereto. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no TRA Party shall be required to return any portion of any previously made Tax Benefit Payment or Advance Payment. The “Interest Amount” in respect of a TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit attributable to such TRA Party (based on such TRA Party’s Ownership Percentage) for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the later of the due date (without extensions) for filing the Corporation’s U.S. federal income Tax Return or a Canadian Corporate Subsidiary’s Canadian federal income Tax Return, as applicable, for such Taxable Year, calculated at the Agreed Rate, until the date such unpaid amounts are paid. “Advance Payments” in respect of a TRA Party for a Taxable Year means any payments made by the Corporation to such TRA Party as an advance of any anticipated Tax Benefit Payment in respect of such TRA Party for any Taxable Year. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing the Valuation Assumptions, substituting in each case the term “the date of a Change of Control” for “Early Termination Date.”

(c) In the event of a Divestiture, within ten (10) Business Days after a Divestiture Effective Date, the Corporation shall pay to each TRA Party the portion of the Divestiture Acceleration Payment attributable to such TRA Party (based on such TRA Party’s Ownership Percentage) in respect of such Divestiture. Such payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporation or as otherwise agreed by the Corporation and such TRA Party.

(d) The “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payments resulting solely from the Transferred Tax Attributes that would be required to be paid by the Corporation to the TRA Parties beginning from the date of such Divestiture calculated using the Valuation Assumptions, substituting in each case the term “the date of the Divestiture” for “Early Termination Date,” provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Attributes resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 3.1(d) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Divestiture all Tax Benefit Payments would be paid on the later of the due date (without extensions) for filing the Corporation’s U.S. federal income Tax Return or the applicable Canadian Corporate Subsidiary’s Canadian federal income Tax Return for the applicable Taxable Year.

(e) In the event of a Divestiture, the Corporation shall deliver to the TRA Party Representative no later than ten (10) calendar days prior to such Divestiture or as soon as practicable thereafter, a schedule (a “Divestiture Schedule”) showing in reasonable detail the calculation of the Divestiture Acceleration Payment; provided, that, with respect to any Divesture that occurs prior to or within ten (10) calendar days of the Corporation delivering the Attribute Schedule to the TRA Party Representative pursuant to Section 2.1, the Corporation shall be permitted to deliver the applicable Divestiture Schedule to the TRA Party Representative concurrent with delivery of the Attribute Schedule. The Divestiture Schedule shall become final and binding on the Corporation and the TRA Parties thirty (30) calendar days after the TRA Party Representative receives such Divestiture Schedule or a corresponding Amended Schedule unless the TRA Party Representative (i) within thirty (30) calendar days after receiving such Divestiture Schedule or Amended Schedule, provides the Corporation with a Material Objection Notice made in good faith or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Divestiture Schedule or Amended Schedule becomes binding on the date the waiver is received by the Corporation (such thirty (30)-calendar day date as modified, if at all, by clause (i) or (ii), the “Divestiture Effective Date”). If the Corporation and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporation of such Material Objection Notice, the Corporation and the TRA Party Representative shall employ the Reconciliation Procedures, in which case such Divestiture Schedule or Amended Schedule shall become final and binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) With the prior written approval of (x) a majority of the Independent Directors and (y) the TRA Party Representative, the Corporation may terminate this Agreement with respect to all amounts payable to the TRA Parties at any time by paying to each TRA Party the portion of the Early Termination Payment attributable to such TRA Party (based on such TRA Party’s Ownership Percentage); provided, however, that this Agreement shall only terminate pursuant to this Section 4.1(a) upon the receipt of the applicable portion of the Early Termination Payment by each TRA Party, and the Corporation shall deliver an Early Termination Notice only if it is able to make the Early Termination Payment at the time required by Section 4.3, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which the Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporation in accordance with this Section 4.1(a), the Corporation shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments in respect of the TRA Parties agreed to by the Corporation, on one hand, and the TRA Party Representative, on the other, as due and payable but unpaid as of the Early Termination Date and (b) Tax Benefit Payments in respect of the TRA Parties due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (without duplication), but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payments in respect of the TRA Parties agreed to by the Corporation and the TRA Party Representative as due and payable but unpaid as of the date of a breach and (3) any Tax Benefit Payments in respect of the TRA Parties due for the Taxable Year ending with or including the date of a breach (except to the extent the amount described in clause (3) is included in the Early Termination Payment); provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporation pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the TRA Party Representative shall be entitled to elect to seek specific performance of the terms hereof or to require the Corporation to pay the amounts set forth in clauses (1), (2) and (3) above to the TRA Parties. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, prior to a Change of Control, it shall not be a breach of this Agreement if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Corporation has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing its Subsidiaries to distribute or lend funds for such payment and access any revolving credit facilities or other sources of available credit to fund any such amounts).

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1(a), the Corporation shall deliver to the TRA Party Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on the Corporation and the TRA Parties thirty (30) calendar days after the TRA Party Representative receives such Early Termination Schedule or a corresponding Amended Schedule unless the TRA Party Representative (i) within thirty (30) calendar days after receiving such Early Termination Schedule or Amended Schedule, provides the Corporation with notice of a material objection to such Early Termination Schedule or Amended Schedule (“Material Objection Notice”) made in good faith or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule or Amended Schedule becomes binding on the date the waiver is received by the Corporation (such thirty (30)-calendar day date as modified, if at all, by clause (i) or (ii), the “Early Termination Effective Date”). If the Corporation and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporation of such Material Objection Notice, the Corporation and the TRA Party Representative shall employ the Reconciliation Procedures, in which case such Early Termination Schedule or Amended Schedule shall become final and binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) Business Days after an Early Termination Effective Date, the Corporation shall pay to each TRA Party an amount equal to the portion of the Early Termination Payment attributable to such TRA Party (based on such TRA Party’s Ownership Percentage). Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporation and such TRA Party.

(b) The “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporation beginning from the Early Termination Date and applying the Valuation Assumptions, assuming that absent the Early Termination Notice all Tax Benefit Payments would be paid on the later of the due date (without extensions) for filing the Corporation’s U.S. federal income Tax Return or all of the Canadian Corporate Subsidiaries’ Canadian federal income Tax Returns for the applicable Taxable Year.

Section 4.4 Termination. This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the TRA Parties under this Agreement.

ARTICLE V

SUBORDINATION; DEFERRAL OF PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporation to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations. For the avoidance of doubt, any amounts owed by the Corporation under this Agreement are not Senior Obligations.

Section 5.2 Compliance with Indebtedness. Notwithstanding anything to the contrary provided herein, if, at the time any amounts become due and payable hereunder, (a) the Corporation is not permitted, pursuant to the terms its outstanding indebtedness, to pay such amounts, or (b) (i) the Corporation does not have the cash on hand to pay such amounts, and (ii) no Subsidiary of the Corporation is permitted, pursuant to the terms of its outstanding indebtedness, to pay dividends to the Corporation to allow it to pay such amounts, then, in each case, the Corporation shall, by notice to the TRA Party Representative, be permitted to defer the payment of such amounts until the condition described in clause (a) or (b) is no longer applicable, in which case such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If the Corporation defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Agreed Rate, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. To the extent the Company Group incurs, creates, assumes or permits to exist any indebtedness after the date hereof, the Corporation shall use commercially reasonable efforts to ensure that any amounts payable hereunder are, as of the later of the date of this Agreement or the date of incurrence of any such indebtedness, reasonably expected to be paid when and as such amounts become due and payable, taking into account any covenants or other restrictions under such indebtedness.

Section 5.3 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment, Divestiture Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall, unless Section 5.2 applies, be payable together with any interest thereon, computed at the Default Rate (and, for the avoidance of doubt, not the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable or Section 5.2 ceased to apply to such amount, as applicable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Company Group’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company Group, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect the TRA Parties’ rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of any member of the Company Group by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Parties’ under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of such audit.

Section 6.2 Consistency. The Corporation and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. and Canadian federal, state, provincial, local and other non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement unless otherwise required by law.

Section 6.3 Cooperation. Each of the Corporation and the TRA Party Representative shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse the TRA Party Representative for any reasonable third-party costs and expenses incurred pursuant to this Section; provided that, the TRA Party Representative shall not be required to provide any confidential or proprietary information (as determined in the sole and absolute discretion of the TRA Party Representative) to the Corporation.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, e-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

To the Corporation, to:

Driven Brands Holdings Inc. 400 S. Church Street, Suite 700

Charlotte NC 28202

Attention:     General Counsel

E-mail:         scott.omelia@drivenbrands.com

and

Driven Brands Holdings Inc.

400 S. Church Street, Suite 700

Charlotte NC 28202

Attention:     Tax

E-mail:         deb.moeller@drivenbrands.com

To the TRA Party Representative, to:

Driven Equity LLC

c/o Roark Capital Acquisition LLC

1180 Peachtree Street NE, Suite 2500

Atlanta, Georgia 30309-3521

Attention:     Stephen D. Aronson

E-mail:         sda@roarkcapital.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas New York,

New York 10019-6064

Attention:     Jeffrey D. Marell

           Scott M. Sontag

E-mail:         jmarell@paulweiss.com

           ssontag@paulweiss.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Notice to any TRA Party shall be delivered to the last mailing address (and, if applicable, e-mail address) provided by such TRA Party to the Corporation.

Section 7.2 No Liability. Notwithstanding anything in this Agreement to the contrary, none of the TRA Parties, the Corporation or any of their respective Affiliates shall have any claims, obligations, liabilities, causes of action or recourse that may be based upon in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or in connection with the transactions contemplated by this Agreement against, and no liability of any nature in respect of the obligations of any party under this Agreement shall attach to, be imposed on or otherwise be incurred by, any Person who is not a party hereto, including any past, present or future Affiliate, owner, manager, member, general or limited partner, director, officer, employee, agent, advisor or representative of, or financial advisor or lender to, any party hereto or any past, present or future Affiliate, owner, manager, member, general or limited partner, director, officer, employee, agent, advisor or representative of, or financial advisor or lender to, any of the foregoing (collectively, the “Non-Party Affiliates”), whether pursuant to any legal action, the enforcement of any assessment or by virtue of any applicable law, and, to the maximum extent permitted by law, each party hereto hereby waives and releases all such claims, obligations, liabilities, causes of action or recourse against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, each party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a party hereto or otherwise impose liability of a party hereto on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise. For the avoidance of doubt, nothing contained herein shall limit or otherwise restrict the ability of any Person that is party to this Agreement to seek recourse against a party to this Agreement in accordance with the terms hereof.

Section 7.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 7.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.7 Successors; Assignment; Amendments; Waivers.

(a) No TRA Party may assign any of its rights under this Agreement in whole or in part to any Person without the prior written consent of the TRA Party Representative. Each TRA Party that receives such consent may assign any of its rights under this Agreement in whole or in part so long as the transferee has executed and delivered or, in connection with such transfer, executes and delivers to the Corporation and the TRA Party Representative a joinder to this Agreement, in the form of Exhibit A or such other form mutually agreed by the parties, agreeing to become such TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder, provided that any TRA Party holding less than 10% of the rights to payment under this Agreement may only assign its rights under this agreement in whole and not in part pursuant to this Section 7.7(a).

(b) The transferee and transferor of any assignment permitted under this Section 7.7 shall provide the Corporation and the TRA Party Representative a notice (which may be by PDF) of the assignment, which notice must clearly identify the name of the transferor and transferee, the Ownership Percentage being transferred, and contact information for the transferee at least three (3) Business Days prior to the effective date of such assignment. Any assignment, or attempted assignment in violation of this Agreement, including any failure of a purported transferee to enter into a joinder to this Agreement pursuant to Section 7.7(a), shall be null and void, and shall not bind or be recognized by the Corporation or the TRA Party Representative. The Corporation shall maintain at its offices a copy of each notice of assignment received pursuant to this Section 7.7(b) and upon receipt of each such notice shall update Schedule A to reflect such assignment. Schedule A, as may be amended from time to time in accordance with this Section 7.7(b), shall be conclusive absent manifest error, and the Company and the TRA Parties shall treat each Person whose name is recorded on Schedule A pursuant to the terms hereof as a TRA Party hereunder for all purposes of this Agreement.

(c) No provision of this Agreement may be amended or waived unless such amendment or waiver is approved in writing by the Corporation and the TRA Party Representative. Notwithstanding anything to the contrary in this Agreement (including this Section 7.7), the execution and delivery of a joinder to this Agreement pursuant to Section 7.7(a) shall not require the consent of the Corporation.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(e) Notwithstanding anything to the contrary herein, the TRA Party Representative shall be permitted and authorized to sell, transfer and assign all of the rights and benefits of the TRA Parties under this Agreement (including the right to receive Tax Benefit Payments and Early Termination Payments) to either (i) the Company (with the prior written approval of a majority of the Independent Directors) or (ii) a third party that is not an Affiliate of the TRA Party Representative. In the event of such a sale, all of the rights and benefits under this Agreement of the TRA Parties immediately prior to such sale (including the right to receive Tax Benefit Payments and Early Termination Payments) shall automatically terminate and convert into the right for each such TRA Party to receive its proportionate share (based on such TRA Party’s Ownership Percentage) of the proceeds of such sale, net of any payment to the TRA Party Representative pursuant to the following sentence. The TRA Party Representative shall be entitled to receive out of the proceeds of such sale any previously unreimbursed costs and expenses of the TRA Party Representative described in Section 7.15(b). Each TRA Party hereby agrees to take such actions and execute such instruments and agreements as are required by the TRA Party Representative or such transferee in order to effectuate any sale, transfer and assignment pursuant to this Section 7.7(e).

Section 7.8 Construction; Interpretation. The term “this Agreement” means this Tax Receivable Agreement, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the word “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (vi) reference to “dollar,” “dollars” or “$” shall be to the lawful currency of the United States.

Section 7.9 Waiver of Jury Trial. The parties to this Agreement each hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 7.10 Jurisdiction and Venue. Each of the parties hereto (i) submits to the exclusive jurisdiction of the state and federal courts of Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 7.1. Nothing in this Section 7.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 7.11 Reconciliation. In the event that the Corporation and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.3, 3.1 or 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporation and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company Group or the TRA Party Representative or other actual or potential conflict of interest. If the Corporation and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Attribute Schedule, the Early Termination Schedule or Amended Schedules thereof within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an Amended Schedule thereof within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the applicable member of the Company Group, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporation shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the

Corporation’s position, in which case the TRA Party Representative shall reimburse the Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.11 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute, and the determinations of the Expert pursuant to this Section 7.11 shall be final and binding on the Corporation and the TRA Party Representative and may be entered and enforced in any court having jurisdiction.

Section 7.12 Withholding. If the Corporation is required by law to deduct, withhold or make tax payments on behalf of or with respect to any TRA Party as a result of entering this Agreement or making any payment pursuant to this Agreement (such amounts, “Withheld Amounts”), the Corporation may deduct or withhold such amounts and make such tax payments as so required. All Withheld Amounts in respect of a TRA Party shall be repaid by reducing the amount of the current or next succeeding payment or payments which would otherwise have been made to such TRA Party (or such TRA Party’s successor or assignee, if applicable) pursuant to this Agreement. To the extent that any payment pursuant to this Agreement is so reduced by the Corporation, the applicable TRA Party (or such TRA Party’s successor or assignee, if applicable) shall be treated for all purposes of this Agreement as having received such payment unreduced by such Withheld Amounts. This Section 7.12 shall survive any transfer or assignment by a TRA Party.

Section 7.13 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code, or comparable section of U.S. federal, state or local tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporation or any of its Subsidiaries transfers one or more assets to a Person that is not part of the Company Group in a non-taxable transaction or for less than fair market value, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder the Company Group shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the transferred asset. For purposes of this Section 7.13, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership allocated to such partner.

(c) If any Subsidiary of the Corporation ceases to be a Subsidiary of the Corporation at any time, the transaction or event that causes such change shall be treated as a Divestiture of such Subsidiary for purposes of calculating the amount of any payments under this Agreement.

Section 7.14 Confidentiality.

(a) The TRA Parties and each of their assignees acknowledge and agree that the information of the Company Group is confidential and, except in the course of performing any duties as necessary for the Company Group and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Company Group and its Affiliates and successors learned by the TRA Parties heretofore or hereafter. This Section 7.14 shall not apply to (i) any information that has been made publicly available by the Company Group or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority, or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.14, the Corporation shall have the right and remedy to have the provisions of this Section 7.14 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.15 Appointment of the TRA Party Representative.

(a) Without further action of any of the Corporation, the TRA Party Representative or any TRA Party, and as partial consideration of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably appointed, with full power of substitution, to act in the name, place and stead of each TRA Party with respect to the taking by the TRA Party Representative of any and all actions and the making of any decisions required or permitted to be taken by the TRA Party Representative under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the TRA Party Representative. No bond shall be required of the TRA Party Representative, and the TRA Party Representative shall receive no compensation for its services. The TRA Party Representative may appoint a successor TRA Party Representative by identifying such TRA Party Representative in writing to the Corporation.

(b) Upon written notice to the Corporation from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith (including, without duplication of any payments to the TRA Party Representative in reimbursement of its costs and expenses pursuant to Section 7.7(e), in connection with any transaction described in Section 7.7(e) or which, if consummated, would be described in Section 7.7(e)), the Corporation shall reduce any future payments (if any) due to the

TRA Parties hereunder pro rata (based on their respective Ownership Percentages) by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the gross negligence, bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party. Each TRA Party’s receipt of any and all benefits to which such TRA Party is entitled under this Agreement, if any, is conditioned upon and subject to such TRA Party’s acceptance of all obligations, including the obligations of this Section 7.15(c), applicable to such TRA Party under this Agreement.

(d) Any decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporation may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporation is hereby relieved from any liability to any person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Corporation, each TRA Party and the TRA Party Representative have duly executed this Agreement as of the date first written above.

Driven Brands Holdings Inc.

By:	/s/ Scott O’Melia
Name: Scott O’Melia
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporation, each TRA Party and the TRA Party Representative have duly executed this Agreement as of the date first written above.

Driven Equity LLC

By:	/s/ Stephen D. Aronson
Name: Stephen D. Aronson
Title: General Counsel and Secretary

RC IV Cayman ICW Holdings LLC

By:	/s/ Stephen D. Aronson
Name: Stephen D. Aronson
Title: Manager

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporation, each TRA Party and the TRA Party Representative have duly executed this Agreement as of the date first written above.

TRA Party

By:	/s/ Aaron Jansen
Name: Aaron Jansen

By:	/s/ Anna Spenceley
Name: Anna Spenceley

By:	/s/ Arlo Johnson
Name: Arlo Johnson

By:	/s/ Artemio Garza
Name: Artemio Garza

By:	/s/ Avi Levine
Name: Avi Levine

By:	/s/ Blair H. Boggs
Name: Blair H. Boggs

By:	/s/ Blake Kidwell
Name: Blake Kidwell

By:	/s/ Brandon Tullier
Name: Brandon Tullier

By:	/s/ Brannan Lahoda
Name: Brannan Lahoda

[Signature Page to Tax Receivable Agreement]

By:	/s/ Brett Downs
Name: Brett Downs

By:	/s/ Brett Meinberg
Name: Brett Meinberg

By:	/s/ Brian Newton
Name: Brian Newton

By:	/s/ Brian Nicholson
Name: Brian Nicholson

By:	/s/ Brian Romanzo
Name: Brian Romanzo

By:	/s/ Charles D. Browning
Name: Charles D. Browning

By:	/s/ Christopher J. Kozina
Name: Christopher J. Kozina

By:	/s/ Christopher T. Dawson
Name: Christopher T. Dawson

By:	/s/ Claire Barton
Name: Claire Barton

By:	/s/ Curtis Roberts
Name: Curtis Roberts

[Signature Page to Tax Receivable Agreement]

By:	/s/ Cynthia Mitsumasu
Name: Cynthia Mitsumasu

By:	/s/ Daniel Rivera
Name: Daniel Rivera

By:	/s/ Dave Schaefers
Name: Dave Schaefers

By:	/s/ David McCullough
Name: David McCullough

By:	/s/ David Trevan
Name: David Trevan

By:	/s/ Dean Fisher
Name: Dean Fisher

By:	/s/ Dennis Elliott
Name: Dennis Elliott

By:	/s/ Douglas M. Danstrom
Name: Douglas M. Danstrom

By:	/s/ Edward David Pearson
Name: Edward David Pearson

By:	/s/ Edward T. Moore, Jr.
Name: Edward T. Moore, Jr.

[Signature Page to Tax Receivable Agreement]

By:	/s/ Eric Wollenhaupt
Name: Eric Wollenhaupt

By:	/s/ Erick Bickett
Name: Erick Bickett

By:	/s/ Erika Keil
Name: Erika Keil

By:	/s/ Frank C. Petrane
Name: Frank C. Petrane

By:	/s/ Frank Soccorsi
Name: Frank Soccorsi

By:	/s/ Gabriel Mendoza
Name: Gabriel Mendoza

By:	/s/ Greg Brening
Name: Greg Brening

By:	/s/ Henry Robert III
Name: Henry Robert III

By:	/s/ Ivona Adkins
Name: Ivona Adkins

By:	/s/ Jason Moore
Name: Jason Moore

[Signature Page to Tax Receivable Agreement]

By:	/s/ Jason Ryan
Name: Jason Ryan

By:	/s/ Jay Kurzman
Name: Jay Kurzman

By:	/s/ Jean Jacquemetton
Name: Jean Jacquemetton

By:	/s/ Jeff Labanovich
Name: Jeff Labanovich

Maize Consulting Inc.

By:	/s/ Jeff Maize
Name: Jeff Maize, President

By:	/s/ Jeff Todd
Name: Jeff Todd

By:	/s/ Jeffrey Lasher
Name: Jeffrey Lasher

By:	/s/ Jessica Greene Callahan
Name: Jessica Greene Callahan

By:	/s/ Jim Cole
Name: Jim Cole

By:	/s/ John Baumgartner
Name: John Baumgartner

[Signature Page to Tax Receivable Agreement]

By:	/s/ John D. Snodgrass
Name: John D. Snodgrass

By:	/s/ John Teddy
Name: John Teddy

By:	/s/ Jon Gaiman
Name: Jon Gaiman

By:	/s/ Jonathan Booth
Name: Jonathan Booth

By:	/s/ Jonathan Fitzpatrick
Name: Jonathan Fitzpatrick

By:	/s/ Jonathan White
Name: Jonathan White

By:	/s/ Jorge Planta
Name: Jorge Planta

By:	/s/ Jose Costa
Name: Jose Costa

By:	/s/ Jose R. Rivera
Name: Jose R. Rivera

By:	/s/ Julian Hart
Name: Julian Hart

[Signature Page to Tax Receivable Agreement]

By:	/s/ Keith H. McDonald
Name: Keith H. McDonald

By:	/s/ Kenneth Keala
Name: Kenneth Keala

By:	/s/ Kerry Sewell
Name: Kerry Sewell

By:	/s/ Kristi Ochoa
Name: Kristi Ochoa

By:	/s/ Kyle Marshall
Name: Kyle Marshall

By:	/s/ Kyle J. Truxillo
Name: Kyle J. Truxillo

By:	/s/ Lisa Jackson
Name: Lisa Jackson

By:	/s/ Logan Sumner
Name: Logan Sumner

By:	/s/ Marc Graham
Name: Marc Graham

By:	/s/ Marcel van Brakel
Name: Marcel van Brakel

[Signature Page to Tax Receivable Agreement]

By:	/s/ Mark Nason
Name: Mark Nason

By:	/s/ Michael B. Lopez
Name: Michael B. Lopez

By:	/s/ Michael Macaluso
Name: Michael Macaluso

By:	/s/ Michael Osovski
Name: Michael Osovski

By:	/s/ Michael Smith
Name: Michael Smith

By:	/s/ Nilesh Pandya
Name: Nilesh Pandya

By:	/s/ Patrick Dillard
Name: Patrick Dillard

By:	/s/ Paul Smith
Name: Paul Smith

By:	/s/ Peter J. Frey
Name: Peter J. Frey

By:	/s/ Peter Swinburn
Name: Peter Swinburn

[Signature Page to Tax Receivable Agreement]

By:	/s/ Phillip Raines Wise, Jr.
Name: Phillip Raines Wise, Jr.

By:	/s/ Raymond Drew Milligan
Name: Raymond Drew Milligan

By:	/s/ Raymond Guidry III
Name: Raymond Guidry III

By:	/s/ Rebecca Fretty
Name: Rebecca Fretty

By:	/s/ Rebecca Zweier
Name: Rebecca Zweier

By:	/s/ Rebekah Horowitz
Name: Rebekah Horowitz

By:	/s/ Rick Puckett
Name: Rick Puckett

By:	/s/ Robert Cambruzzi II
Name: Robert Cambruzzi II

By:	/s/ Robert D. Benjamin
Name: Robert D. Benjamin

By:	/s/ Robert Fillman
Name: Robert Fillman

[Signature Page to Tax Receivable Agreement]

By:	/s/ Russ Slocum
Name: Russ Slocum

By:	/s/ Sabrina Thring
Name: Sabrina Thring

By:	/s/ Shelly Bickett
Name: Shelly Bickett

By:	/s/ Simon Tisminesky
Name: Simon Tisminesky

By:	/s/ Stephen Belko
Name: Stephen Belko

By:	/s/ Stephen P. Jackson
Name: Stephen P. Jackson

By:	/s/ Steven D. Collins
Name: Steven D. Collins

By:	/s/ Summer Nunn
Name: Summer Nunn

By:	/s/ Suzanne Smith
Name: Suzanne Smith

By:	/s/ Ted Rippey
Name: Ted Rippey

[Signature Page to Tax Receivable Agreement]

By:	/s/ Thomas Mangas
Name: Thomas Mangas

By:	/s/ Timothy Livsey
Name: Timothy Livsey

By:	/s/ Timothy Lucey
Name: Timothy Lucey

By:	/s/ Timothy Walton
Name: Timothy Walton

By:	/s/ Usman Azhar
Name: Usman Azhar

By:	/s/ Wayne Munnelly
Name: Wayne Munnelly

By:	/s/ William Bailey
Name: William Bailey

By:	/s/ William J. Derwin
Name: William J. Derwin

By:	/s/ William MacDonald
Name: William MacDonald

By:	/s/ Zachary Pfeiffer
Name: Zachary Pfeiffer

[Signature Page to Tax Receivable Agreement]

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement, dated as of [•], by and among the Corporation and the TRA Party Representative (as defined therein) (the “Tax Receivable Agreement”), dated as of [•], by and among the Corporation and [•] (“Permitted Transferee”).

WHEREAS, on [•], Permitted Transferee acquired (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement attributable to [•] (“Transferor”) [as described in greater detail in Annex A to this Joinder] (the “Acquired Interests”) from Transferor; and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.7(a) of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02 Joinder. Permitted Transferee hereby acknowledges and agrees to replace Transferor as a TRA Party for all purposes of the Tax Receivable Agreement.

Section 1.03 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.04 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices: